Exhibit 3.15

CERTIFICATE OF INCORPORATION
OF

Hoechst Celanese Texas Holdings, Inc.

1.                                       The name of the corporation is

Hoechst Celanese Texas Holdings, Inc.

2.                                       The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.                                       The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.                                       The total number of shares of stock which the corporation shall have authority to issue is one thousand common (1,000) and the par value of each such shares is Ten Cents ($0.10), amounting in the aggregate to One Hundred Dollars ($100.00).

5.                                       The Board of Directors is authorized to make, alter or repeal the By-Laws of the corporation. Election of Directors need not be by written ballot.

6.                                       The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders;

(1)                                  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2)                                  The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3)                                  The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(4)                                  No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

(5)                                  In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject, nevertheless, to the provisions of the Delaware General Corporation Law, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

7.                                       Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law) outside of the State of Delaware at such place or places as may be designated from time to time by the board of Directors or in the By-Laws of the Corporation.

8.                                       The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

9.                                       The name and address of the incorporator is:

D. M. Dembkowski
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 28th day of November, 1995.

/s/ D. M. Dembkowski

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
HOECHST CELANESE TEXAS HOLDINGS, INC.

Hoechst Celanese Texas Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1.                                       That the Board of Directors of this Corporation, by to unanimous written consent, adopted a resolution, proposing and declaring advisable, the following amendment to the Certificate of Incorporation of this Corporation:

RESOLVED, that, effective as of October 31,1997, Article I of the Certificate of Incorporation of Hoechst Celanese Texas Holdings, Inc., dated November 28, 1995 be amended to read as follows:

“The name of the corporation is

CELANESE INTERNATIONAL CORPORATION”

2.                                       That pursuant to unanimous written consent, the holder of all of the outstanding shares entitled to vote thereon voted in favor of said amendment.

3.                                       That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

4.                                       That the capital of said Corporation will not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Hoechst Celanese Texas Holdings, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Thomas F. Kennedy, its President, and attested by Edmond A. Collins, its Secretary, this 20th day of October, 1997.

HOECHST CELANESE TEXAS HOLDINGS, INC.

/s/ Thomas F. Kennedy
Thomas F. Kennedy
President

[SEAL]

ATTEST:

/s/ Edmond A. Collins
Edmond A. Collins
Secretary